UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  July 27, 2009
                                               ---------------------------------


                          Pre-Paid Legal Services, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


                                    Oklahoma
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                 (State or Other Jurisdiction of Incorporation)


                      001-09293                      73-1016728
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           (Commission File Number)       (IRS Employer Identification No.)


                   One Pre-Paid Way
                        Ada, OK                                      74820
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       (Address of Principal Executive Offices)                  (Zip Code)


                                 (580) 436-1234
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




Item 2.02 Results of Operations and Financial Condition
-------------------------------------------------------

     On July 27, 2009, Pre-Paid Legal Services, Inc. (the "Company") issued a press release announcing its earnings and operating results for the three months ended June 30, 2009. A copy of the release is included as an exhibit to this report.


Item 9.01 Financial Statements and Exhibits
-------------------------------------------

     The following exhibits are included with this report:

   Exhibit No.                     Description
   -----------                     -----------

       99.1         Company Press Release dated July 27, 2009


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          Pre-Paid Legal Services, Inc.


                          By:     /s/ Randy Harp
                               -------------------------------------------------
                                  Randy Harp, Chief Operating Officer

Date:  July 27, 2009


For Release 8:30 a.m. Eastern                    Company      Steve Williamson
Monday, July 27, 2009                            Contact:        (580) 436-1234

              Pre-Paid Legal Announces 2009 Second Quarter Results
                                    -- -- --
                2009 Second Quarter Net Income Up 5%; EPS Up 15%

ADA, OK, July 27, 2009 - Pre-Paid Legal Services, Inc. (NYSE:PPD), announced results for the second quarter ended June 30, 2009. Net income for the second quarter of 2009 increased 5% to $15.8 million from $15.1 million for the prior year's second quarter. Diluted earnings per share increased 15% to $1.44 per share from $1.25 per share for the prior year's comparable quarter due to an increase in net income of 5% and a 9% decrease in the weighted average outstanding shares. Membership fees in the second quarter of 2009 decreased 4% to $105.6 million from $109.5 million for the same period last year.

First half 2009 membership revenues decreased 3% to $212.4 million vs. $218.5 million for the first half of 2008. Net income for the first six months of 2009 increased 6% to $32.9 million vs. $31.0 million for the first six months of 2008. Diluted earnings per share increased 17% to $2.96 vs. $2.54. Diluted earnings per share increased more than net income due to a 9% decrease in the weighted average number of outstanding shares.

Net cash provided from operating activities increased 28% to $35.5 million for the first half of 2009 from $27.7 million for 2008 primarily due to higher income taxes paid during the 2008 period. During the first half of 2009, we returned $14.1 million to shareholders through the repurchase of 435,820 shares of common stock, at an average per share price of $32.27. Since April 1999, we have returned $421.2 million to shareholders through the purchase of 14.2 million shares, average price of $29.70 per share, and $17.1 million in dividends for a combined total of $438.3 million representing more than 100% of our net earnings during the same timeframe. At June 30, 2009, we had $46.4 million of debt outstanding and $67.0 million in cash and cash equivalents and unpledged investments.

Second quarter 2009 membership fees decreased $1.3 million to $105.6 million from $106.9 million for the first quarter of 2009. Associate services revenues increased during the 2009 second quarter by approximately $626,000 to $5.9 million from $5.3 million for the 2009 first quarter and associate services and direct marketing expenses decreased by $301,000 during the same period. Membership benefits totaled $36.0 million in the second quarter of 2009 compared to $36.2 million for the 2009 first quarter and represented 34% of membership fees for both periods. Commissions to associates totaled $29.3 million in the 2009 second quarter compared to $27.0 million for the 2009 first quarter and represented 28% and 25%, respectively, of membership fees for the two periods. General and administrative expenses decreased $461,000 during the 2009 second quarter to $12.9 million compared to $13.4 million for the 2009 first quarter and represented 12% and 13%, respectively, of membership fees for the two periods. The $461,000 decrease in general and administrative expenses included decreases in employee cost, accounting and bank service charges which were partially offset by increases in postage, legal expenses and telecommunications fees.

We will conduct a conference call to present the first quarter results on Wednesday, July 29, 2009, at 8:30 a.m. Eastern Time. The conference call will be webcast on the investor relations' page of www.prepaidlegal.com or may be accessed by dialing (719) 325-2348. Audio replay will be available beginning at 11:30 a.m. Eastern Time on July 29, 2009 and will run through midnight Wednesday, August 5, 2009 by dialing (719) 457-0820; pass code for the replay is 5060394. The presentation will be available on the web site indefinitely by selecting "Earnings Calls" under the "Investor Relations" section. Questions may be submitted prior to the call via email to investor@pplsi.com.

The Company expects to file its quarterly report on Form 10-Q for the three months ended June 30, 2009 later this week.

About Us

We believe our products are one of a kind, life events legal service plans. Our plans provide for legal service benefits provided through a network of more than 50 independent law firms across the U.S. and Canada, and include unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. We have an identity theft restoration product we think is also one of a kind due to the combination of our identity theft restoration partner and our provider law firms. More information about us and our products can be found at our homepage at http://www.prepaidlegal.com.

Forward-Looking Statements
Statements in this press release, other than purely historical information, regarding our future plans and objectives and expected operating results, dividends and share repurchases and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of
Section  21E  of  the  Securities  Exchange  Act of  1934.  The  forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to our business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by us with the Securities and Exchange Commission, including (among others) those listed in our Form 10-K, Form 10-Q and Form 8-K, and include the risks that our membership persistency or renewal rates may decline, that we may not be able to continue to grow our memberships and earnings, that we are dependent on the continued active participation of our principal executive officer, that pending or future litigation may have a material adverse effect on us if resolved unfavorably to us, that we may have compromises of our information security, that during an economic downturn in the economy consumer purchases of discretionary items may be affected which could materially harm our sales, retention rates, profitability and financial condition, that we could be adversely affected by regulatory developments, that competition could adversely affect us, that we are substantially dependent on our marketing force, that our stock price may be affected by short sellers, that we have been unable to increase our employee group membership sales and that our active premium in force is not indicative of future revenue as a result of changes in active memberships from cancellations and additional membership sales. Please refer to pages 15 - 17 of our 2008 Form 10-K and pages 7 and 8 of our March 31, 2009 Form 10-Q for a more complete description of these risks. We undertake no duty to update any of the forward-looking statements in this release.


                          PRE-PAID LEGAL SERVICES, INC.
                        Financial Highlights (Unaudited)

             (Dollars and shares in 000s, except per share amounts)

                                                                           Three Months Ended         Six Months Ended
                                                                                June 30,                  June 30,
                                                                         ------------------------  -----------------------
                                                                            2009         2008         2009         2008
                                                                         ----------   ----------   ----------   ----------
Revenues:
  Membership fees....................................................    $ 105,516    $ 109,456    $ 212,421    $ 218,516
  Associate services.................................................        5,908        6,303       11,190       12,346
  Other..............................................................          969        1,096        1,902        2,196
                                                                         ----------   ----------   ----------   ----------
                                                                           112,393      116,855      225,513      233,058
                                                                         ----------   ----------   ----------   ----------
Costs and expenses:
  Membership benefits................................................       36,013       37,850       72,218       75,112
  Commissions........................................................       29,335       31,196       56,347       62,020
  Associate services and direct marketing............................        6,502        7,029       13,305       12,633
  General and administrative.........................................       12,922       13,761       26,305       26,335
  Other, net.........................................................        1,845        2,927        4,134        7,093
                                                                         ----------   ----------   ----------   ----------
                                                                            86,617       92,763      172,309      183,193
                                                                         ----------   ----------   ----------   ----------

Income before income taxes...........................................       25,776       24,092       53,204       49,865
Provision for income taxes...........................................        9,985        9,036       20,312       18,867
                                                                         ----------   ----------   ----------   ----------
Net income...........................................................    $  15,791    $  15,056    $  32,892    $  30,998
                                                                         ----------   ----------   ----------   ----------

Basic earnings per common share......................................    $    1.44    $    1.25    $    2.97    $    2.54
                                                                         ----------   ----------   ----------   ----------

Diluted earnings per common share....................................    $    1.44    $    1.25    $    2.96    $    2.54
                                                                         ----------   ----------   ----------   ----------

Weighted average number of shares:
  Basic..............................................................       10,980       12,016       11,091       12,189
  Diluted............................................................       10,993       12,035       11,104       12,209

Net cash provided by operating activities............................   $    5,855   $    6,833   $   35,516   $   27,658
Net cash provided by (used in) investing activities..................   $   (2,181)  $    8,526   $   (5,740)  $   (1,882)
Net cash (used in) provided by financing activities..................   $   (6,757)  $  (10,277)  $  (27,240)  $  (27,546)
                                                                  ###